1

                              EMPLOYMENT AGREEMENT

                                                October 19, 1999

CONFIDENTIAL

Mr. David Krall
c/o Avid Technology, Inc.
Avid Technology Park
One Park West
Tewksbury, MA 01876

Dear David:

      Continuity of management of Avid Technology, Inc. ("Avid") is a critical factor to the continued growth and success of Avid. The Avid Board of Directors believes that it is in the best interest of the Company to reinforce and encourage the continued attention and dedication of key members of management to their assigned duties.

      In consideration of the mutual promises contained in this letter, it is hereby agreed that Avid shall provide to you, and that you shall receive from Avid, the benefits set forth in this letter (the "Agreement") if your employment with Avid, and its subsidiaries, is terminated during the term of this Agreement.

1.    Purpose

      This Agreement establishes certain special arrangements relating to the termination of your employment with Avid for any reason other than: (i) your becoming totally and permanently disabled under the Avid long-term disability plan or policy, or (ii) your death.

2.    Term of Agreement

      This Agreement shall become effective on the date hereof (the "Effective Date") and shall terminate one year thereafter. The term shall be automatically extended for successive one-year periods after the first anniversary, unless 30 days' advance written notice is given by you or by Avid terminating this Agreement as of any anniversary date.

3.    Termination of Employment

      Your employment may be terminated in accordance with any of the following paragraphs, but only upon one (1) month's advance written notice (which period shall be referred to in this Agreement as the "Notice Period"). The expiration of the Notice Period shall be your "Date of Termination."

      (a) Involuntary Termination Without Cause. Avid may terminate your employment without Cause (as defined below). In such an event, you shall continue to receive your full base salary during the Notice Period. Upon your Date of Termination, you shall be entitled to those benefits provided under Section 4.

      (b) Involuntary Termination for Cause. Avid may terminate your employment for "Cause" by written notice setting forth the Cause for termination. "Cause" means a willful engaging in gross misconduct materially and demonstrably injurious to Avid or the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer believes that you have not substantially performed your duties. "Willful" means an act or omission in bad faith and without reasonable belief that such act or omission was in or not opposed to the best interests of Avid. Upon your Date of Termination, you shall be entitled only to those benefits provided under Section 5.

      (c) Voluntary Termination without Good Reason. You may voluntarily terminate your employment without Good Reason (as defined below). In such an event, you shall continue to receive your full base salary and Employment Benefits during the Notice Period provided you satisfactorily perform your duties during the Notice Period, unless you are relieved of those duties by Avid. Upon your Date of Termination, you shall be entitled only to those benefits provided under Section 5.

      (d) Voluntary Termination with Good Reason. You may voluntarily terminate your employment with Good Reason. "Good Reason" shall mean a significant diminution in your duties or responsibilities that results in your no longer serving as President and Chief Operating Officer of the Company. In such an event, you shall continue to receive your full base salary and Employment Benefits during the Notice Period, provided you satisfactorily perform your duties during the Notice Period, unless you are relieved of those duties by Avid. Upon your Date of Termination, you shall be entitled to those benefits provided under Section 4.

4.    Special Severance Benefits

      If your employment with Avid is involuntarily terminated by Avid without Cause pursuant to Section 3(a) or by you for Good Reason pursuant to
      Section 3(d), then you shall receive the following benefits as long as you continue to comply with your obligations under Section 8 of this Agreement and any Invention and Nondisclosure Agreement (or similar agreement) between you and the Company:

      (a) Your base salary  shall be  continued in effect for a period of twelve
      (12) months from your Date of Termination (hereinafter called your "Severance Pay Period"). Avid will also pay you, during the thirteenth through twenty-fourth months following termination, on a semi-monthly basis, the amount by which your monthly base salary at the Date of Termination exceeds your monthly compensation from your new employer;

      (b) You will receive incentive compensation payments in an aggregate amount equal to your target award for the calendar year immediately preceding the calendar year in which your Date of Termination occurs, payable in equal semi-monthly installments during the 12 months following the Date of Termination. You shall have no right to any pro-rated incentive compensation in respect of the year of termination;

      (c) Notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options or restricted stock awards held by you as of the Date of Termination shall become exercisable or vested, as the case may be, as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the 12 month period immediately following the Date of Termination. Nothing in this Agreement shall be construed to extend the time period within which any option may be exercised beyond the period specified in the applicable stock plan or under the terms of any grant, award agreement or form for exercising any right under any such plan;

      (d) During the Severance Pay Period, in the event you elect to continue to participate in the Company's medical and dental plans to the extent permitted under COBRA, the Company shall pay the cost of such participation; and

      (e) You shall be entitled to full executive outplacement assistance with an agency selected by Avid.

5. Benefits Upon Voluntary Termination without Good Reason or Termination for Cause.

      Upon your termination for Cause in accordance with Section 3(b) or your termination without Good Reason in accordance with Section 3(c), all benefits under this Agreement will be void. In such an event, you shall be eligible for the benefits (if any) provided in accordance with the plans and policies of Avid which are then applicable to employees of Avid generally.

6.    Confidentiality.

      The provisions of the Employee Invention and Non-Disclosure Agreement between you and Avid shall continue in full force and effect following any termination of employment.

7.    Relationship to Change-in-Control Agreement, Etc.

      (a) In the event you become entitled to any benefits under any Change-in-Control Employment Agreement between you and Avid, such Change-in-Control Employment Agreement shall control and this Agreement shall be void and of no further force or effect.

      (b) Except as expressly set forth in Section 7(a), this Agreement supersedes all prior agreements with Avid related to the subject matter hereof and the special severance benefits provided under this Agreement are to be provided instead of any other Avid severance arrangements.
      Avid's  severance  policies and  practices  are  superseded  except to the extent incorporated herein. Notwithstanding the foregoing, nothing contained in this Agreement shall have any affect upon your rights under any tax qualified "pension benefit plan", as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (ERISA); or any other "welfare benefit plan" as defined in ERISA, including by way of illustration and not limitation, any medical surgical or hospitalization benefit coverage or long-term disability benefit coverage; or under any deferred compensation or equity incentive arrangement, including by way of illustration and not limitation, any stock incentive plan, non-qualified pension plan, or phantom stock plan.

8.    Covenant Not to Compete and Not to Solicit.

      (a) During the term of this Agreement, and for a period of two (2) years following the termination of your employment for any reason, you agree you will not engage in any business (whether as an owner, partner, officer, director, employee, consultant or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that competes or plans to compete with Avid in the business of the development, manufacture, promotion, distribution or sale of digital film, video or audio editing, special effects or newsroom automation systems or products or any other business in which Avid is engaged or plans to engage at the time of your termination. Without limiting the foregoing, during such period you shall not be employed by or otherwise serve as a consultant to Accom/Abekas/Scitex Digital Video, Adobe, Autodesk/Discreet Logic/DVision, Carlton Communications/Quantel, FAST Technology, Media 100, MGI, Pinnacle Systems/Truevision, Play Systems, SADIE, Sonic Solutions, Tektronix Video and Networking Division/Grass Valley Group, or any of the subsidiaries or affiliates of the foregoing companies.

      (b) You also agree that, for a period of two (2) years from the date of your termination, you will not, either directly or indirectly through an agency, new employer or otherwise, solicit the employment of (or solicit to engage as an independent contractor or consultant) any person who at any time during the one year preceding such solicitation was an employee or independent contractor of Avid or any Avid affiliate.

      (c) If any restriction in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

      (d) The restrictions contained in this Section 8 are necessary for the protection of the business and good will of Avid and are considered by you to be reasonable for such purpose. You agree that any breach of this
      Section 8 will cause Avid substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, Avid shall have the right to seek specific performance and injunctive relief.

9.    Notice.

      Notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by the United States certified mail, return receipt requested, postage prepaid, in a properly addressed envelope. Notices to Avid shall be addressed to the Corporate Secretary.

10.   Modification; Successors.

      No provision of this Agreement may be waived, modified, or discharged except pursuant to a written instrument signed by you and Avid. This agreement is binding upon any successor to all or substantially all business or assets of Avid.

11.   Indemnification.

      The Company will indemnify you to the extent set forth in the Certificate of Incorporation and By-laws of the Company for all acts or omissions occurring during the period of your employment.

12.   Miscellaneous.

      This agreement shall be governed by and construed under the laws of the Commonwealth of Massachusetts. The validity or enforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same instrument.

Accepted and Agreed                       Sincerely,
to this date of

October 18, 1999                          Avid Technology, Inc.


                                          By:
                                          Name:
David Krall                               Title: